Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reports 2014 Fourth Quarter and Full Year Results

●	Strong quarter with 21,900 net broadband additions; 109,000 total 2014 net broadband additions
●	Delivered annualized Connecticut acquisition synergies of $165 million
●	Maintained an attractive and sustainable full year dividend payout ratio of 51%
●	2014 full year free cash flow of $793 million exceeded the previously stated guidance range
●	2015 free cash flow guidance of $785 million to $825 million

Stamford, Conn., February 19,  2015 — Frontier Communications Corporation (NASDAQ: FTR) today reported fourth quarter 2014 revenue of $1,330 million, operating income of $173 million and net income attributable to common shareholders of $14 million, or $0.01 per share. Excluding acquisition and integration costs of $70 million,  partially offset by the gain on sale of assets of $12 million and certain tax  benefit items of $14 million, net (combined impact of $22 million, or $0.03 per share after tax), non-GAAP adjusted net income attributable to common shareholders, as defined by the Company in the attached Schedule B, for the fourth quarter of 2014 was  $36 million, or $0.04 per share.

“We are very pleased to report strong progress in our continuing business as well as an excellent start in Connecticut,” said Maggie Wilderotter, Chairman and CEO. “Frontier exceeded the high end of our prior guidance range for Free Cash Flow, which translates into continued strength in our dividend payout ratio and a more secure dividend.  We know that our dividend is of paramount importance to our investors, and are delighted to be able to raise the dividend by 5% starting in the first quarter of 2015.  In addition, Frontier also delivered an eighth consecutive quarter of strong broadband net additions, another key deliverable for the company.  Total net broadband additions were 221,000 since 2012."

"Connecticut operations are off to a great start," said Dan McCarthy, President and COO. "During the quarter we began executing on our plans to simplify processes, eliminate redundancies and further reduce the cost structure while improving service to customers. Our annualized cost savings now total $165 million, and we will continue driving further efficiencies as we progress through 2015."

Revenue for the fourth quarter of 2014 was $1,330 million compared to $1,141 million in the third quarter of 2014 and $1,180 million in the fourth quarter of 2013. Revenue for the fourth quarter of 2014 increased sequentially by $189 million, or 17%, from the third quarter of 2014 and by $150 million, or 13%, from the fourth quarter of 2013. The increase in total revenue during the fourth quarter of 2014 is primarily due to the additional revenue of $216 million as a result of the Connecticut operations acquired on October 24, 2014 (the Connecticut Acquisition) and an increase in data services revenue, partially offset by declines in other revenue for the Frontier legacy operations.

Customer revenue for the fourth quarter of 2014 of $1,202 million increased 18% sequentially compared to $1,017 million in the third quarter of 2014, primarily due to the additional revenue of $207 million as a result of the Connecticut Acquisition and the increase in data services revenue.  This was partially offset by lower voice services revenue along with lower non-switched access revenue resulting from the expected decline in wireless backhaul revenue for the Frontier legacy operations.  Total residential revenue was $601 million for the fourth quarter of 2014, including additional revenue of $116 million as a result of the Connecticut Acquisition, compared to $498 million in the third quarter of 2014, a 21% sequential increase. Total business revenue was $601 million for the fourth quarter of 2014, including additional revenue of $90 million as a result of the Connecticut Acquisition, compared to $519 million in the third quarter of 2014, a 16%  sequential increase.

At December 31, 2014, the Company had 3,214,800 residential customers, which includes 478,100 customers added due to the Connecticut Acquisition. Excluding the impact of the Connecticut Acquisition, the fourth quarter of 2014 resulted in a net loss of 3,600 residential customers, as compared to a net loss of 21,800 customers in the three months ended September 30, 2014 and 18,700 customers in the three months ended December 31, 2013. For the year ended December 31, 2014, the Company improved the rate of decline in residential customers by 20% as compared to the prior year. The average monthly residential revenue per customer was $65.67 in the fourth quarter of 2014, an increase of $5.33 as compared to $60.34 in the third quarter of 2014.

At December 31, 2014, the Company had 304,700 business customers, which includes 48,800 customers added due to the Connecticut Acquisition. Excluding the impact of the Connecticut Acquisition, the fourth quarter of 2014 resulted in a net loss of approximately 4,900 business customers, as compared to a net loss of 3,400 customers in the three months ended September 30, 2014 and a  net loss of 3,900 customers in the three months ended December 31, 2013. During the fourth quarter of 2014, the average monthly business revenue per customer was $688.31,  or 5%  higher than the third quarter of 2014.

At December 31, 2014, the Company had 2,373,900 broadband customers, which includes 398,600 customers added due to the Connecticut Acquisition. Excluding the impact of the Connecticut Acquisition, the Company has added 21,900 and 108,700 net broadband customers during the fourth quarter and full year of 2014, respectively, and 220,900 net broadband customers since 2012.

At December 31, 2014, the Company had 586,600 video customers, which includes 196,400 customers added due to the Connecticut Acquisition. Excluding the impact of the Connecticut Acquisition, the fourth quarter of 2014 resulted in a net loss of 5,700 video customers.

Network access expenses for the fourth quarter of 2014 were $144 million compared to $108 million in the third quarter of 2014 and $111 million in the fourth quarter of 2013.  Network access expenses increased in the fourth quarter of 2014 primarily due to the additional costs of $39 million as a result of the Connecticut operations.

Prior period amounts for Other operating expenses have been revised from the previously disclosed amounts to reflect the disaggregation into Network related expenses and Selling, general and administrative expenses. There has been no change to Total operating expenses as a result of this reclassification, details of which are reflected in Schedule C.

Network related expenses for the fourth quarter of 2014 were $320 million compared to $276 million in the third quarter of 2014 and $262 million in the fourth quarter of 2013. Network related expenses increased in the fourth quarter of 2014 primarily due to the additional costs of $52 million as a result of the Connecticut operations.

Selling, general and administrative expenses (SG&A expenses) for the fourth quarter of 2014 were $301 million compared to $257 million in the third quarter of 2014 and $255 million in the fourth quarter of 2013.

SG&A expenses increased in the fourth quarter of 2014 primarily due to the additional costs of $30 million as a result of the Connecticut operations.

Depreciation and amortization for the fourth quarter of 2014 was $323 million, which includes $58 million due to the Connecticut Acquisition, compared to $261 million in the third quarter of 2014 and $282 million in the fourth quarter of 2013. Depreciation and amortization for our Frontier legacy operations decreased $17 million compared to the fourth quarter of 2013, primarily due to the expected lower amortization related to the customer base acquired in our 2010 Acquisition.

Acquisition and integration costs for the fourth quarter of 2014 were $70 million ($0.04 per share after tax) compared to $42 million ($0.03 per share after tax) in the third quarter of 2014 and $10 million ($0.01 per share after tax) in the fourth quarter of 2013.

Operating income for the fourth quarter of 2014 was $173 million and operating income margin was 13.0% compared to operating income of $197 million and operating income margin of 17.3% in the third quarter of 2014 and operating income of $258 million and operating income margin of 21.8% in the fourth quarter of 2013.

Investment and other income for the fourth quarter of 2014 includes the recognition of a gain of $12 million associated with the sale of an intangible asset that was not related to the Company’s operations.

Interest expense for the fourth quarter of 2014 was $187 million compared to $170 million in the third quarter of 2014 and $166 million in the fourth quarter of 2013.  Interest expense increased by $21 million compared to the fourth quarter of 2013, primarily due to the additional interest on the debt financing in connection with the Connecticut Acquisition, partially offset by the lower average debt levels during the first nine months of 2014 resulting from debt refinancing activities and debt retirements during 2013.

Income tax expense (benefit) for the fourth quarter of 2014 was a  tax benefit of $15 million compared to a tax expense of $10 million in the third quarter of 2014 and $24 million in the fourth quarter of 2013. Income tax expense decreased by $40 million in the fourth quarter of 2014 compared to the fourth quarter of 2013, principally due to lower pretax income in 2014 and changes in certain deferred tax balances.

Net income attributable to common shareholders of Frontier was $14 million, or $0.01 per share, in the fourth quarter of 2014, compared to net income of $42 million, or $0.04 per share, in the third quarter of 2014 and net income of $68 million, or $0.07 per share, in the fourth quarter of 2013. The fourth quarter of 2014 includes acquisition and integration costs of $70 million, partially offset by the gain on sale of assets of $12 million and certain tax benefit items of $14 million, net (combined impact of $22 million, or $0.03 per share after tax). Excluding the impact of the aforementioned items, non-GAAP adjusted net income attributable to common shareholders of Frontier for the fourth quarter of 2014 was  $36 million, or $0.04 per share, as compared to $48 million, or $0.05 per share, in the third quarter of 2014 and $72 million, or $0.07 per share, in the fourth quarter of 2013.

Capital expenditures for Frontier business operations were $159 million for the fourth quarter of 2014 and $572 million for the full year of 2014, compared to $151 million for the fourth quarter of 2013 and $635 million for the full year of 2013.  Capital expenditures include  $25 million related to the Connecticut operations during the fourth quarter of 2014. The Company incurred $33 million in capital expenditures during the fourth quarter of 2014 and $116 million for the full year of 2014 related to integration activities in connection with the Connecticut Acquisition. The Company used $16 million of the previously received Connect America Fund funding in the fourth quarter of 2014 and $56 million during the full year of 2014 as compared to $12 million in the fourth quarter of 2013 and $33 million during the full year of 2013.

Operating cash flow was $496 million for the fourth quarter of 2014 resulting in an operating cash flow margin of 37.3%. Operating cash flow, as adjusted and defined by the Company in the attached Schedule A, was $568 million, or 42.7%, after excluding $70 million of acquisition and integration costs and $3 million of cash pension contributions/OPEB payments in excess of pension and other postretirement benefit expense.

Free cash flow, as defined by the Company in the attached Schedule A, was $193 million for the fourth quarter of 2014 and $793 million for the full year of 2014.  The Company’s dividend represents a 52% payout of free cash flow for the fourth quarter of 2014 and 51% for the full year of 2014.

Working Capital

At December 31, 2014,  the Company had a working capital deficit of $26 million,  which reflects the classification of certain debt maturing during 2015 of $298 million as a current liability.

Debt Financing for Connecticut Acquisition

In September 2014, the Company completed a registered debt offering of $1,550 million aggregate principal amount of senior unsecured notes. The Company received net proceeds, after deducting underwriting fees, of $1,519 million from this offering. Upon consummation of the Connecticut Acquisition on October 24, 2014, the Company used the net proceeds from the sale of the notes, together with $350 million from the 2014 CoBank Term Loan and cash on hand, to finance the Connecticut Acquisition.

Pension Contributions

Cash contributions to the pension plan were $13 million for the fourth quarter of 2014. The Company made total cash contributions to its pension plan for 2014 of  $83 million. We expect that we will make contributions to our pension plan of approximately $100 million in 2015.

2015 Guidance

For the full year of 2015, the Company’s expectation for free cash flow is $785 million to $825 million and for capital expenditures for Frontier business operations is $650 million to $700 million. The Company expects that absent any further legislative changes in 2015, our 2015 cash taxes will be $175 million to $200 million.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income attributable to common shareholders of Frontier as reflected in the statement of income or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income attributable to common shareholders of Frontier as reflected in the statement of income, or cash flow as reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude investment gains, certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs,  pension settlement costs, non-cash pension and other postretirement benefit costs, losses on early extinguishment of debt, gain on sale of Mohave partnership interest and gain on sale of assets, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 5:00  P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding fourth quarter 2014 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available beginning at 8:30 P.M. Eastern time, Thursday,  February 19, 2015 through Tuesday,  February 24, 2015 at 8:30 PM Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 8119723 to access the replay.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states, including Connecticut.  Frontier’s approximately 17,400 employees, including the recently acquired Connecticut operations, are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the pending acquisition of properties from Verizon, including our ability to complete the acquisition of such operations, our ability to successfully integrate operations, our ability to realize anticipated cost savings, sufficiency of the assets to be acquired from Verizon, our ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully, failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the acquisition, and increased expenses incurred due to activities related to the transaction; risks related to the recently-concluded Connecticut Acquisition, including the effects of unanticipated expenses or liabilities and our ability to fully realize anticipated cost savings; our ability to meet our debt and debt service obligations; competition from cable, wireless and other wireline carriers and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2015 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the year ended
($ in thousands, except per share amounts)	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013

Income Statement Data
Revenue	$1,330,305	$1,140,874	$1,180,369	$4,772,490	$4,761,576

Operating expenses:
Network access expenses	144,213	107,866	110,606	465,395	431,073
Network related expenses (1)	320,029	276,196	261,512	1,118,427	1,083,555
Selling, general and administrative expenses (1)	300,798	257,273	254,901	1,088,180	1,057,513
Depreciation and amortization	323,175	260,897	282,275	1,138,942	1,169,500
Pension settlement costs (2)	-	-	3,854	-	44,163
Acquisition and integration costs (3)	69,547	41,611	9,652	141,605	9,652
Total operating expenses	1,157,762	943,843	922,800	3,952,549	3,795,456

Gain on sale of Mohave partnership interest	-	-	-	-	14,601

Operating income	172,543	197,031	257,569	819,941	980,721

Investment and other income, net	12,512	25,106	43	38,996	9,177
Losses on early extinguishment of debt	-	-	-	-	159,780
Interest expense	186,561	170,371	165,596	695,500	667,398

Income (loss) before income taxes	(1,506)	51,766	92,016	163,437	162,720
Income tax expense (benefit)	(15,452)	9,773	24,261	30,544	47,242

Net income (2)(3)	13,946	41,993	67,755	132,893	115,478
Less: Income attributable to the noncontrolling
interest in a partnership	-	-	-	-	2,643

Net income attributable to common shareholders
of Frontier	$13,946	$41,993	$67,755	$132,893	$112,835

Weighted average shares outstanding	994,541	994,647	993,245	994,418	992,659

Basic net income per common share attributable
to common shareholders of Frontier (4)	$0.01	$0.04	$0.07	$0.13	$0.11

Non-GAAP adjusted net income per common share
attributable to common shareholders of Frontier (4)(5)	$0.04	$0.05	$0.07	$0.18	$0.24

Other Financial Data
Capital expenditures - Business operations	$159,402	$152,446	$150,603	$572,443	$634,685
Capital expenditures - Integration activities	33,402	40,676	-	115,653	-
Operating cash flow, as adjusted (5)	568,407	479,469	570,156	2,084,376	2,238,155
Free cash flow (5)	193,395	149,050	248,225	793,498	862,494
Dividends paid	100,247	100,208	99,946	400,892	399,768
Dividend payout ratio (6)	52%	67%	40%	51%	46%

(1)

Includes severance costs of $0.3 million, $0.4 million and $2.1 million for the quarters ended December 31, 2014, September 30, 2014 and December 31,  2013, respectively, and $1.9 million and $11.5 million for the years ended December 31, 2014 and 2013, respectively.

(2)

Reflects non-cash pension settlement charge of $3.9 million ($2.4 million after tax) during the quarter ended December 31, 2013 and $44.2 million ($27.4 million or $0.03 per share after tax) during the year ended December 31, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)

Reflects acquisition and integration costs of $69.5 million ($43.8 million or $0.04 per share after tax), $41.6 million ($26.6 million or $0.03 per share after tax) and $9.7 million ($6.1 million or $0.01 per share after tax) for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, and $141.6 million ($89.8 million or $0.09 per share after tax) and $9.7 million ($6.1 million or $0.01 per share after tax) for the years ended December 31, 2014 and 2013, respectively.

(4)	Calculation based on weighted average shares outstanding.
(5)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(6)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Note: Prior period amounts for Other operating expenses have been revised from the previously disclosed amounts to reflect the disaggregation into Network related expenses and Selling, general and administrative expenses. There has been no change to Total operating expense as a result of this reclassification, as shown in Schedule C.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended
	December 31, 2014
($ in thousands)		Connecticut	Frontier	September 30,	December 31,
	Consolidated	Operations	Legacy	2014	2013

Selected Income Statement Data
Revenue:
Voice services	$525,263	$74,039	$451,224	$471,786	$494,807
Data and internet services	554,945	88,468	466,477	468,796	472,986
Other	121,590	44,098	77,492	76,045	77,091
Customer revenue	1,201,798	206,605	995,193	1,016,627	1,044,884
Switched access and subsidy	128,507	9,091	119,416	124,247	135,485
Total revenue	$1,330,305	$215,696	$1,114,609	$1,140,874	$1,180,369

Other Financial and Operating Data
Revenue:
Residential	$601,238	$116,485	$484,753	$498,009	$501,580
Business	600,560	90,120	510,440	518,618	543,304
Customer revenue	1,201,798	206,605	995,193	1,016,627	1,044,884
Switched access and subsidy	128,507	9,091	119,416	124,247	135,485
Total revenue	$1,330,305	$215,696	$1,114,609	$1,140,874	$1,180,369

	For the year ended
	December 31, 2014
		Connecticut	Frontier	December 31,
	Consolidated	Operations	Legacy	2013

Selected Income Statement Data
Revenue:
Voice services	$1,950,938	$74,039	$1,876,899	$2,044,631
Data and internet services	1,947,967	88,468	1,859,499	1,866,461
Other	353,759	44,098	309,661	298,843
Customer revenue	4,252,664	206,605	4,046,059	4,209,935
Switched access and subsidy	519,826	9,091	510,735	551,641
Total revenue	$4,772,490	$215,696	$4,556,794	$4,761,576

Other Financial and Operating Data
Revenue:
Residential	$2,092,251	$116,485	$1,975,766	$2,026,910
Business	2,160,413	90,120	2,070,293	2,183,025
Customer revenue	4,252,664	206,605	4,046,059	4,209,935
Switched access and subsidy	519,826	9,091	510,735	551,641
Total revenue	$4,772,490	$215,696	$4,556,794	$4,761,576

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended			For the year ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013

Customers (1)	3,519,572	3,001,101	3,074,280	3,519,572	3,074,280
Residential customer metrics:
Customers (1)	3,214,836	2,740,278	2,803,481	3,214,836	2,803,481
Average monthly residential revenue per customer	$65.67	$60.34	$59.44	$61.11	$59.23	(2)
Customer monthly churn	1.62%	1.86%	1.67%	1.73%	1.69%

Business customer metrics:
Customers (1)	304,736	260,823	270,799	304,736	270,799
Average monthly business revenue per customer	$688.31	$658.56	$664.04	$661.15	$654.04

Employees	17,354	14,510	13,650	17,354	13,650
Broadband subscribers (3)	2,373,893	1,953,376	1,866,670	2,373,893	1,866,670
Video subscribers (3)	586,616	395,899	385,353	586,616	385,353
Switched access minutes of use (in millions)	3,853	3,637	4,008	15,193	16,498

(1)	Reflects 478,100 residential customers, 48,800 business customers and 526,900 total customers attributable to the Connecticut Acquisition as of October 24, 2014.
(2)	Calculation excludes the operations of Mohave Cellular Limited Partnership (Mohave), which was sold to Verizon Wireless on April 1, 2013.
(3)	Reflects 398,600 broadband subscribers and 196,400 video subscribers attributable to the Connecticut Acquisition as of October 24, 2014.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in thousands)
	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$682,134	$880,039
Accounts receivable, net	614,164	479,210
Other current assets	189,794	259,590
Total current assets	1,486,092	1,618,839

Property, plant and equipment, net	8,566,048	7,255,762
Other assets - principally goodwill	8,921,890	7,760,883
Total assets	$18,974,030	$16,635,484

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$297,622	$257,916
Accounts payable and other current liabilities	1,214,454	1,043,671
Total current liabilities	1,512,076	1,301,587

Deferred income taxes and other liabilities	4,318,662	3,404,749
Long-term debt	9,485,615	7,873,667
Equity	3,657,677	4,055,481
Total liabilities and equity	$18,974,030	$16,635,484

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in thousands)	For the year ended December 31,
	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$132,893	$115,478
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,138,942	1,169,500
Losses on early extinguishment of debt	-	159,780
Pension settlement costs	-	44,163
Pension/OPEB costs	(18,026)	37,243
Stock based compensation expense	23,462	16,932
Gains on sale of assets	(37,041)	(14,601)
Other non-cash adjustments	32,129	11,065
Deferred income taxes	(77,876)	(7,510)
Change in accounts receivable	(61,528)	50,487
Change in accounts payable and other liabilities	89,666	(6,507)
Change in other current assets	47,451	(80,403)
Net cash provided by operating activities	1,270,072	1,495,627

Cash flows provided from (used by) investing activities:
Cash paid for the Connecticut Acquisition	(2,017,787)	-
Capital expenditures - Business operations	(572,443)	(634,685)
Capital expenditures - Integration activities	(115,653)	-
Network expansion funded by Connect America Fund	(56,453)	(32,748)
Grant funds received for network expansion from Connect America Fund	3,748	63,636
Proceeds on sale of assets	38,636	17,755
Cash transferred from escrow	11,411	31,249
Other	32,820	12,300
Net cash used by investing activities	(2,675,721)	(542,493)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	1,911,125	750,000
Financing costs paid	(40,496)	(19,360)
Long-term debt payments	(259,935)	(1,563,022)
Premium paid to retire debt	-	(159,429)
Dividends paid	(400,892)	(399,768)
Other	(2,058)	(8,048)
Net cash provided from (used by) financing activities	1,207,744	(1,399,627)

Decrease in cash and cash equivalents	(197,905)	(446,493)
Cash and cash equivalents at January 1,	880,039	1,326,532

Cash and cash equivalents at December 31,	$682,134	$880,039

Supplemental cash flow information:
Cash paid during the period for:
Interest	$655,531	$667,753
Income taxes, net	$70,390	$94,161

Non-cash investing and financing activities:
Capital lease obligations	$23,574	$25,082
Financing obligation for contributions of real property to pension plan	$-	$23,422
Reduction of pension obligation	$-	$(23,422)
Increase (decrease) in capital expenditures due to changes in accounts payable	$(15,271)	$39,847

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the year ended
($ in thousands)	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,330,305	$1,140,874	$1,180,369	$4,772,490	$4,761,576
Less: Total operating expenses	1,157,762	943,843	922,800	3,952,549	3,795,456
Add: Gain on sale of Mohave partnership interest	-	-	-	-	14,601
Operating income	172,543	197,031	257,569	819,941	980,721

Depreciation and amortization	323,175	260,897	282,275	1,138,942	1,169,500
Operating cash flow	495,718	457,928	539,844	1,958,883	2,150,221

Add back:
Acquisition and integration costs	69,547	41,611	9,652	141,605	9,652
Pension/OPEB costs (1)	2,849	(20,458)	14,685	(18,026)	37,243
Pension settlement costs (2)	-	-	3,854	-	44,163
Severance costs	293	388	2,121	1,914	11,477

Subtract:
Gain on sale of Mohave partnership interest	-	-	-	-	14,601
Adjusted operating cash flow	568,407	479,469	570,156	2,084,376	2,238,155

Add back:
Interest and dividend income	143	118	133	1,493	2,401
Stock based compensation	5,112	6,458	4,371	23,462	16,932

Subtract:
Cash paid for income taxes	34,304	21,678	11,486	70,390	94,161
Capital expenditures - Business operations (3)	159,402	152,446	150,603	572,443	634,685
Interest expense (4)	186,561	162,871	164,346	673,000	666,148
Free cash flow	$193,395	$149,050	$248,225	$793,498	$862,494

Operating income margin (Operating income
divided by revenue)
As Reported	13.0%	17.3%	21.8%	17.2%	20.6%
As Adjusted (5)	18.4%	19.2%	24.4%	19.8%	22.4%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	37.3%	40.1%	45.7%	41.0%	45.2%
As Adjusted	42.7%	42.0%	48.3%	43.7%	47.0%

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $17.1 million, $13.4 million and $16.2 million for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $14.3 million, $33.9 million and $1.5 million for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013,  respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $59.1 million and $77.9 million for the years ended December 31, 2014 and 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $77.1 million and $40.7 million for the years ended December 31, 2014 and 2013, respectively.

(2)

Reflects non-cash pension settlement charges of $3.9 million for the quarter ended December 31, 2013 and $44.2 million during the year ended December 31, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)	Excludes capital expenditures for integration activities.
(4)

Excludes interest expense of $7.5 million and $1.3 million for the quarters ended September 30, 2014 and December 31, 2013, respectively, and $22.5 million and $1.3 million for the years ended December 31, 2014 and 2013, respectively, related to commitment fees on the bridge loan facility in connection with the Connecticut Acquisition.

(5)	Excludes acquisition and integration costs, pension/OPEB costs, pension settlement costs, severance costs and gain on sale of Mohave partnership interest.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except per share amounts)
	For the quarter ended
	December 31, 2014		September 30, 2014		December 31, 2013
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share	Net Income	Earnings Per Share	Net Income	Earnings Per Share

GAAP, as reported	$13,946	$0.01	$41,993	$0.04	$67,755	$0.07
Pension settlement costs	-	-	-	-	2,389	-
Gain on sale of assets	(7,518)	-	(15,973)	(0.02)	-	-
Acquisition and integration costs	43,768	0.04	26,588	0.03	6,124	0.01
Severance costs	178	-	248	-	1,419	-
Acquisition related interest expense (1)	(105)	-	4,793	-	793	-
Certain tax items (2)	(14,269)	(0.02)	(9,998)	(0.01)	(6,236)	(0.01)
Non-GAAP, as adjusted (3)	$36,000	$0.04	$47,651	$0.05	$72,244	$0.07

	For the year ended
	December 31, 2014				December 31, 2013
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share			Net Income	Earnings Per Share

GAAP, as reported	$132,893	$0.13			$112,835	$0.11
Pension settlement costs	-	-			27,381	0.03
Gain on sale of assets	(23,491)	(0.02)			-	-
Losses on early extinguishment of debt	-	-			98,888	0.10
Gain on sale of Mohave partnership interest	-	-			(8,591)	(0.01)
Gain on investment in Adelphia	-	-			(889)	-
Acquisition and integration costs	89,806	0.09			6,124	0.01
Severance costs	1,214	-			7,283	0.01
Acquisition related interest expense (1)	14,270	0.01			793	-
Certain tax items (2)	(28,994)	(0.03)			(4,993)	(0.01)
Non-GAAP, as adjusted (3)	$185,698	$0.18			$238,831	$0.24

(1)	Represents interest expense related to commitment fees on the bridge loan facility in connection with the Connecticut Acquisition.
(2)

Includes impact arising from state law changes, the net impact of uncertain tax positions, the domestic production activities deduction, federal research and development tax credits,  non-deductible transaction costs, settlement of an IRS audit and changes in certain deferred tax balances.

(3)	Non-GAAP, as adjusted may not sum due to rounding.

Schedule C

Frontier Communications Corporation

Other Operating Expenses Reclassification

	For the Nine				For the	For the
($ in thousands)	Months Ended	For the Quarter Ended			Year Ended	Year Ended
	September 30, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2012

As Reported
Other operating expenses	$1,585,780	$533,469	$523,385	$528,926	$2,141,068	$2,234,553
Network related expenses	-	-	-	-	-	-
Selling, general and administrative expenses	-	-	-	-	-	-
Total operating expenses	2,794,787	943,843	922,923	928,021	3,795,456	4,024,685

As Revised
Other operating expenses	$-	$-	$-	$-	$-	$-
Network related expenses	798,398	276,196	258,777	263,425	1,083,555	1,133,692
Selling, general and administrative expenses	787,382	257,273	264,608	265,501	1,057,513	1,100,861
Total operating expenses	2,794,787	943,843	922,923	928,021	3,795,456	4,024,685

Adjustments
Other operating expenses	$(1,585,780)	$(533,469)	$(523,385)	$(528,926)	$(2,141,068)	$(2,234,553)
Network related expenses	798,398	276,196	258,777	263,425	1,083,555	1,133,692
Selling, general and administrative expenses	787,382	257,273	264,608	265,501	1,057,513	1,100,861
Total operating expenses	-	-	-	-	-	-

Note: Prior period amounts for Other operating expenses have been revised from the previously disclosed amounts to reflect the disaggregation into Network related expenses and Selling, general and administrative expenses. There has been no change to Total operating expenses as a result of this reclassification.

Schedule D

Frontier Communications Corporation

Pro Forma Financial Information

	For the year ended	For the quarter ended
($ in millions)	December 31,	December 31,	September 30,	June 30,	March 31,
	2014	2014	2014	2014	2014

Revenue	$5,775	$1,409	$1,448	$1,455	$1,463
Less: Total operating expenses	4,790	1,168	1,198	1,206	1,218
Operating income	985	241	250	249	245

Depreciation and amortization	1,334	323	326	339	346
Operating cash flow	2,319	564	576	588	591

Note: Pro forma condensed combined financial results of the Company, after giving effect to the Connecticut Acquisition.